PRESS RELEASE
FOR IMMEDIATE RELEASE

COMPANY CONTACT:    DUANE WILKES                  (602) 852-9000
                    CONTROLLER AND SECRETARY      E-MAIL:  DUANEW@MSTREETINC.COM


                        MAIN STREET AND MAIN INCORPORATED

           ANNOUNCES CHAIRMAN TO ACQUIRE REMAINING STOCK FROM COMPANY
                                RIGHTS OFFERING

PHOENIX,  ARIZONA, AUGUST 17, 2000--MAIN STREET AND MAIN INCORPORATED (NASDAQ NM
SYMBOL: MAIN), the world's largest franchisee of T.G.I. Friday's restaurants, today announced that its Chairman of the Board of Directors, John F. Antioco, has advised the Company that he will purchase all remaining shares that are not purchased by other stockholders in conjunction with the Company's current rights offering.

The Company is offering a maximum of 4,011,740 shares of common stock in the rights offering. One right permits the holder to purchase one share of Main Street common stock at a price of $2.375 per share. The rights will expire at the close of business on September 20, 2000. Based upon Mr. Antioco's stated intentions, together with the previously disclosed intentions from Mr. Antioco as well as Bart A. Brown, Jr. and William G. Shrader, two of the Company's other directors and officers, the Company now anticipates that it will receive the maximum gross proceeds of approximately $9.5 million from the rights offering.

A copy of the final prospectus for this offering and related offering materials can be obtained from Main Street and Main Incorporated, 5050 N. 40th Street, Suite 200, Phoenix, Arizona 85018, telephone (602) 852-9000; or from the Rights Agent for the offering, Computershare Trust Company, Inc., 12039 West Alameda Parkway, Suite Z-3, Lakewood, Colorado 80228, telephone (303) 986-5400.

      MAIN STREET AND MAIN INCORPORATED is the world's largest franchise of
           T.G.I. Friday's restaurants, operating 59 T.G.I. Friday's, five Redfish, and two Bamboo Club restaurants.